Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 163,197,129.64	0.0001381	$ 22,537.52
Fees Previously Paid
	Total Transaction Valuation:	$ 163,197,129.64
	Total Fees Due for Filing:			$ 22,537.52
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 22,537.52
Offering Note
[1]	Estimated solely for purposes of calculating the filing fee. The transaction valuation was calculated as the sum of (i) 6,462,180 issued and outstanding shares of common stock, par value $0.0001 per share (the "Shares") of Assertio Holdings, Inc. ("Assertio"), multiplied by $23.50 per share (the "Offer Price"); (ii) 674,987 Shares issuable pursuant to outstanding in-the-money stock options, multiplied by $5.72, which is the difference between the Offer Price and $17.78, the exercise price of such options, and (iii) 318,084 Shares issuable upon settlement of outstanding restricted stock units, multiplied by the Offer Price. The calculation of the filing fee is based on information provided by Assertio as of May 15, 2026. The filing fee was calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, and Section 6(b) Filing Fee Rate Advisory for Fiscal Year 2026 beginning on October 1, 2025, issued August 25, 2025, by multiplying the transaction value by 0.00013810.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources